UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.   Name and Address of Reporting Person

     Steven C. Halstedt
     1428 Fifteenth Street
     Denver, CO  80202

2.   Issuer Name and Ticker or Trading Symbol

     RAINDANCE COMMUNICATIONS, INC. (RNDC)

3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)
     ---------------------------------------------------------------


4.   Statement for Month/Day/Year

     September 30, 2002

5.   If Amendment, Date of Original (Month/Day/Year)
     ------------------------------


6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     ( X ) Director (   ) 10% Owner (   ) Officer (give title below)
     (   ) Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     --------------------------------
     ( X ) Form filed by One Reporting Person
     (    ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security (Instr. 3)
     -----------------

     Common Stock

2.   Transaction Date (Month/Day/Year)
     ----------------

     September 30, 2002

2A.  Deemed Execution Date if any (Month/Day/Year)
     ----------------------------


3.   Transaction Code (Instr. 8)
     ----------------
     Code              V
     A

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
     Amount                 (A) or (D)              Price

     650               (A)                (1)

5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)

     11,218

6.   Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
     --------- -----

     D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)
     ------ -- -------- ---------- ---------


TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr.3)
     ----- -- ---------- -------- -

2.   Conversion or Exercise Price of Derivative Security

3.   Transaction Date (Month/Day/Year)
     ----------- ---- ----------------

3A.  Deemed Execution Date, if any (Month/Day/Year)
     ------ --------- ----- -- --- ----------------

4.   Transaction Code (Instr. 8)
     ----------------
     Code       V

5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     ---------------------------------------------------------------
     (Instr. 3, 4 and 5)
     (A)               (D)
     ---               ---

6.   Date Exerciseable and Expiration Date (Month/Day/Year)
     -------------------------------------
     Date Exercisable           Expiration Date

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
     Title    Amount or Number of Shares

8.   Price of Derivative Security (Instr. 5)

9.   Number of  Derivative  Securities  Beneficially  Owned  Following  Reported
     ------ --  ----------  ----------  ------------  -----  ---------  --------
     Transaction(s) (Instr. 4)
     -------------- -

10.  Ownership Form of Derivative Securities  Beneficially Owned at End of Month
     --------- ---- -- ---------- ----------  ------------ ----- -- --- -- -----
     (Instr. 4)
     -

11.  Nature of Indirect Beneficial Ownership (Instr. 4)
     ------ -- -------- ---------- ---------


Explanation of Responses:

(1) Stock was issued in lieu of director fees.



     _/s/ Steven C. Halstedt______           _September 30, 2002__
----------------------------------            ------------------
**Signature of Reporting Person                                Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v). ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure